EXHIBIT 3.3

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

FORD CREDIT FLOORPLAN CORPORATION

*     *     *     *     *

BACKGROUND

Ford Credit Floorplan Corporation was incorporated under the name “Ford Credit Auto Receivables Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 13, 1991.  The name was changed to “Ford Credit Floorplan Corporation” by the filing of its Restated Certificate of Incorporation on July 27, 2001.  This Second Restated Certificate of Incorporation of Ford Credit Floorplan Corporation, which restates and amends the Restated Certificate of Incorporation, was adopted according to Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders according to Section 228(b) of the General Corporation Law of the State of Delaware.

The Restated Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation is “Ford Credit Floorplan Corporation.”

ARTICLE II
REGISTERED AGENT AND REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle, County, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III
DEFINITIONS AND USAGE

Capitalized terms used in this Certificate are defined below.

“Affiliate” means, for a specified Person, another Person controlling, controlled by or under common control with the specified Person.  For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Basic Documents” means this Certificate and any Sale and Servicing Agreements, Indentures, trust agreements, receivables purchase agreements, administration agreements,

depositary agreements and other agreements relating to the issuance of Securities, including the documents and certificates delivered in connection with those agreements.

“Board of Directors” has the meaning stated in Article IV(c)(iii).

“Certificate” means this Second Restated Certificate of Incorporation.

“Corporation” means Ford Credit Floorplan Corporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” has the meaning stated in Article IV(c)(iii).

“Ford Credit” means Ford Motor Credit Company LLC, a Delaware limited liability company.

“Indemnified Party” has the meaning stated in Article V(b)(i).

“Indenture” has the meaning stated in Article IV(a)(v).

“Independent Director” means an individual who:

(a)                                 at the time of appointment as a Director and during the five years immediately before appointment, and so long as the individual is a Director, is not (i) a manager, director, officer or employee of Ford Credit or its Affiliates (other than as an Independent Director or other similar capacity), (ii) a manager, director, officer or employee of a company which is a supplier of Ford Credit or its Affiliates (other than for services described in clause (c) below), (iii) a beneficial owner of the number of shares of any class of common stock of Ford Credit or its Affiliates the value of which is more than 3% of the individual’s net worth or (iv) a member of the immediate family of an individual described in clauses (i) through (iii);

(b)                                 has prior experience as an independent director or independent manager for a company whose organizational documents required the unanimous consent of all independent directors or independent managers of the company before it could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state bankruptcy law; and

(c)                                  has at least three years of employment experience with one or more companies that provide, in the ordinary course of their businesses, independent director or independent manager placement services to depositors and issuers of asset-backed securities and special-purpose entities used in securitization or structured finance transactions.

“Permitted Activities” has the meaning stated in Article IV(a).

“Person” means a legal person, including a corporation, natural person, joint venture, limited liability company, partnership, trust, business trust, association, government, a department or agency of a government or any other entity.

“Rating Agency” means, for any outstanding Securities, each nationally recognized statistical rating organization engaged by Ford Credit or the Corporation to rate the Securities.

“Rating Agency Condition” means, for an action or request and a Rating Agency, the satisfaction of either of the following conditions, according to the then-current policies of the Rating Agency for that action or request:

(a)                                 the Rating Agency has notified the Corporation and the Servicer and Trustees under the related Sale and Servicing Agreements and Indentures that the proposed action or request will not result in a downgrade or withdrawal of its then-current rating on any outstanding Securities for which it is a Rating Agency; or

(b)                                 the Corporation has given ten business days’ prior notice to the Rating Agency and the Rating Agency has not notified the Corporation and the Servicer and Trustees under the related Sale and Servicing Agreements and Indentures before the end of the ten-day period that the action will result in a downgrade or withdrawal of its then current rating on any of the outstanding Securities for which it is a Rating Agency.

“Receivables” has the meaning stated in Article IV(a)(i).

“Sale and Servicing Agreement” has the meaning stated in Article IV(a)(iv).

“Securities” has the meaning stated in Article IV(a)(v).

“Servicer” has the meaning stated in Article IV(a)(iv).

“Trust” has the meaning stated in Article IV(a)(iv).

“Trustee” has the meaning stated in Article IV(a)(iv).

“Underlying ABS” has the meaning stated in Article IV(a)(iii).

The following usage rules apply to this Certificate: (a) the term “document” includes any document, agreement, instrument, certificate, notice, report, statement or other writing, whether in electronic or physical form, (b) any document defined or referred to in this Certificate means the document as amended, modified, supplemented, restated or replaced, including by waiver or consent, and includes all attachments to and instruments incorporated in the document, (c) any statute defined or referred to in this Certificate means the statute as amended, modified, supplemented, restated or replaced, including by succession of comparable successor statute, and includes any rules and regulations under the statute and any judicial and administrative interpretations of the statute, (d) the term “including” means “including without limitation” and (e) references to a Person are also to its permitted successors and assigns, whether in its individual or representative capacity.

ARTICLE IV
PURPOSES; PERMITTED ACTIVITIES

(a)                                 Permitted Activities.  The limited purposes for which the Corporation is incorporated are to engage in the following activities (“Permitted Activities”):

(i)                                     to acquire all right, title and interest in receivables originated in connection with the purchase and financing of new and used car, truck and utility vehicle inventory by motor vehicle dealers, payments due under them, security interests in the motor vehicles purchased and financed by them, proceeds from claims on insurance companies for insurance covering the motor vehicles or motor vehicle dealers and other related rights (“Receivables”);

(ii)                                  to acquire, own, hold, service, sell, assign and pledge the Receivables, collateral securing the Receivables, rights under related insurance policies, agreements with motor vehicle dealers and any proceeds or other related rights;

(iii)                               to acquire from Ford Credit or its Affiliates one or more series or classes of bonds, notes or other evidences of indebtedness, certificates or other securities (“Underlying ABS”) issued by one or more trusts or other special-purpose entities established by Ford Credit or its Affiliates to which Ford Credit or its Affiliates transferred Receivables;

(iv)                              to transfer Receivables or Underlying ABS to one or more grantor, business, statutory or other trusts established by the Corporation (each, a “Trust”) under one or more sale and servicing agreements or similar agreements (each, a “Sale and Servicing Agreement”) to be entered into among the Corporation, the Trust, the owner trustee and/or indenture trustee named in those agreements (each, a “Trustee”) and the servicer of the Receivables named in those agreements (a “Servicer”) and to perform its obligations under those agreements;

(v)                                 to authorize, accept, hold, sell and/or deliver in connection with securitization transactions one or more series or classes of bonds, notes or other evidences of indebtedness, certificates or other securities (“Securities”) issued by the Trusts under one or more indentures or similar agreements (each, an “Indenture”) and secured or collateralized by one or more pools of Receivables or Underlying ABS, so long as the Corporation has no liability under any Securities except for its obligations relating to the pools of Receivables or Underlying ABS securing or collateralizing the Securities;

(vi)                              to establish bank accounts for the Corporation;

(vii)                           to execute applications or other documents or take any other action in connection with the qualification, licensing or authorization of the Corporation to engage in business in any jurisdiction;

(viii)                        to execute all documents necessary for the Corporation to form one or more limited liability companies, Trusts or other subsidiaries of the Corporation (whether owned in whole or in part by the Corporation), with the Corporation acting on its own or together with any other persons, including entering into, on behalf of the Corporation, any trust agreement, limited liability company agreement, certificate of formation, certificate of trust or other similar organizational document; and

(ix)                              to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the purposes and powers described above and are necessary or advisable to accomplish those purposes and powers.

(b)                                 Restricted Activities.  The Corporation will not, without satisfying the Rating Agency Condition, do any of the following:

(i)                                     engage in any business or activity other than a Permitted Activity;

(ii)                                  create, incur or assume any indebtedness or issue any security or sell or transfer any Receivables or Underlying ABS to a Trust or other Person which issues a security relating to the Receivables or Underlying ABS unless the indebtedness or security (A) has no recourse to any assets of the Corporation other than the assets to which the indebtedness or security relates and (B) is not a claim against the Corporation if cash flow from the assets securing or collateralizing the indebtedness or security is insufficient to repay the debt, and if the indebtedness or security is considered a claim against the Corporation generally or against any other assets securing or collateralizing any other indebtedness or security of the Corporation, the claim will be subordinate to the claims of the indebtedness or security to which those assets relate;

(iii)                               create, incur or assume any indebtedness or issue any security or sell or transfer any Receivables or Underlying ABS to a Trust or other Person which issues a security relating to the Receivables or Underlying ABS unless the debt or security holders (A) agree or are considered to have agreed that the related debt, liabilities and obligations will be enforceable against the assets securing or collateralizing the indebtedness or security only, and not against the assets of the Corporation generally or against any other assets securing or collateralizing any other indebtedness or security of the Corporation and (B) agree or are considered to have agreed that if the debt or security holders are considered to have any interest in the assets of the Corporation generally or any other assets collateralizing or securing any other indebtedness or security of the Corporation, their interest in those assets will be subordinate to claims or rights of the other debt or security holders to those assets and that the agreement will be a subordination agreement for purposes of Section 510(a) of the Bankruptcy Code;

(iv)                              become or remain liable, directly or contingently, under any indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or purchase, agreement to supply or advance funds, or otherwise, except in connection with a Permitted Activity;

(v)                                 make or allow to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate other than in connection with Permitted Activities, except that the Corporation will not be prohibited from causing a distribution of funds to its stockholders;

(vi)                              enter into any transaction or merger or consolidation with or into any other Person, or convey all or substantially all of its properties and assets to any Person, other than in connection with a Permitted Activity, unless (A) the entity (if other than the Corporation) formed as a result of or surviving the consolidation or merger, or which acquires the Corporation’s properties and assets is (i) organized and existing under the laws of the State of Delaware, (ii) assumes the Corporation’s obligations under the Basic Documents and (iii) is governed under an organizational document with terms substantially identical to Article IV(a) and Article IV(b), (B) the Rating Agencies and the Trustees have received at least ten days’ prior notice of the merger, consolidation or sale of assets, (C) the merger, consolidation or sale of assets will not conflict with this Certificate and (D) immediately after giving effect to the merger, consolidation or sale of assets, no default or event of default by or relating to the Corporation has occurred and is continuing under any material agreement to which the Corporation is a party;

(vii)                           become party to, or permit its properties to be bound by, any indenture, mortgage, contract, agreement or lease, except according to the Basic Documents or any  other any documents in connection with a Permitted Activity; and

(viii)                        amend or repeal Article IV(a) or Article IV(b), unless required by the DGCL.

(c)                                  Separateness.  The Corporation will at all times:

(i)                                     maintain its existence as a corporation and remain in good standing under the laws of the State of Delaware;

(ii)                                  observe all corporate procedures required by this Certificate and the DGCL;

(iii)                               ensure that (A) its business is at all times managed by or under the direction of a board of directors (a “Board of Directors” and each director, a “Director”), (B) the Board of Directors has authorized all actions requiring authorization and (C) when required by law or by this Certificate, it has obtained authorization for action from its stockholders;

(iv)                              maintain its books, financial statements and other documents and records separate from those of the stockholders, their respective Affiliates or any other Person;

(v)                                 ensure that its assets are not commingled with those of the stockholders or their respective Affiliates, and not hold itself out as being liable for the debts of another;

(vi)                              maintain its bank accounts and books of account separate from those of its Affiliates, the stockholders or the their respective Affiliates or any other Person or entity; and ensure that its funds and other assets will at all times be readily distinguishable from the funds and other assets of its Affiliates, the stockholders and their respective Affiliates or any other Person;

(vii)                           act solely in its own name and through its own managers and agents so as not to mislead others about its identity or the identity of any Affiliate and correct any known misunderstanding about its separate identity, and conduct all oral and written communications, solely in its own name;

(viii)                        separately manage its liabilities from those of the stockholders and their respective Affiliates and pay its own liabilities, including all administrative expenses, from its own assets, except that the stockholders or their respective Affiliates may pay some of the organizational costs of the Corporation, and the Corporation will reimburse the stockholders or their respective Affiliates for their allocable portion of shared expenses paid by the stockholders or their respective Affiliates;

(ix)                              maintain arm’s length relationships with its Affiliates;

(x)                                 not create, incur or assume any indebtedness, other than the Securities and other obligations permitted under the Basic Documents, unless the indebtedness is rated by each Rating Agency then rating the outstanding Securities at the request of the stockholders or the Corporation, or unless the Rating Agency Condition is satisfied;

(xi)                              not create, incur or assume any indebtedness or issue any security or sell or transfer any Receivables or Underlying ABS to a Trust or other Person which issues a security relating to the Receivables or Underlying ABS unless the debt or security holders agree or are considered to have agreed that, before the date that is one year and one day (or, if longer, any applicable preference period) after the payment in full of all of the debt or securities of the Corporation and all of the debt or securities issued through the Trusts, they will not to start or pursue against, or join any other Person in starting or pursuing against, the Corporation any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any bankruptcy or similar law;

(xii)                           operate so that it would not be substantively consolidated for purpose of applicable bankruptcy laws with another entity;

(xiii)                        have a sufficient number of Directors and other authorized agents to manage its operations; and

(xiv)                       maintain adequate capital in light of its contemplated business operations.

(d)                                 Corporate Formalities.  The Corporation will follow all corporate formalities, including the maintenance of minute books, and the Corporation will cause its financial statements to be prepared according to generally accepted accounting principles modified in a manner that indicates the separate existence of the Corporation and its assets and liabilities.  The

Corporation will not assume the liabilities of the stockholders or their respective Affiliates, and will not guarantee the liabilities of the stockholders or their respective Affiliates.  The Board of Directors of the Corporation will make decisions about the business and operations of the Corporation independent of, and not dictated by, the stockholders or their respective Affiliates.

(e)                                  Independent Directors.  The Board of Directors of the Corporation will include at least two Directors who are Independent Directors.  So long as any Securities are outstanding, this Article IV(e) will not be amended without the affirmative vote or written consent of all of the members of the Board of Directors (including the Independent Directors).  When voting on matters subject to the vote of the Board of Directors, including those matters stated in Article IV(f), even if the Corporation is not then insolvent, the Independent Directors will take into account the interests of the creditors of the Corporation and the Trusts as well as the interests of the Corporation.

(f)                                   Additional Restricted Activities.  The Corporation may not, without the affirmative vote or written consent of all of the members of the Board of Directors (including two Independent Directors):

(i)                                     engage in any business or activity other than the Permitted Activities;

(ii)                                  amend Article IV(a) to permit the Corporation to engage in any business or activity other than the Permitted Activities;

(iii)                               if permitted by law, dissolve or liquidate, in whole or in part, merge or consolidate with or into any other entity or convey or transfer the Corporation’s properties and assets substantially as an entirety to any entity; or

(iv)                              start proceedings to be adjudicated bankrupt or insolvent, or consent to the start of bankruptcy or insolvency proceedings against the Corporation or file a petition seeking, or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or a substantial part of the Corporation’s property, or make any assignment for the benefit of creditors, or admit in writing the Corporation’s inability to pay the Corporation’s debts generally as they become due, or take corporate action in furtherance of any such action.

ARTICLE V
LIABILITY OF DIRECTORS; INDEMNIFICATION

(a)                                 No Personal Liability.  A Director will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability:

(i)                                     for breach of the Director’s duty of loyalty to the Corporation or its stockholders;

(ii)                                  for any act or omission not in good faith or involving intentional misconduct or a knowing violation of law;

(iii)                               under Section 174 of the DGCL; or

(iv)                              for any transaction from which the Director derived an improper personal benefit.

If the DGCL is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.  Any repeal or modification of this Article V(a) by the stockholders of the Corporation will not adversely affect any right or protection of a Director existing at the time of such repeal or modification.

(b)                                 Indemnification.

(i)                                     Subject to Article V(b)(v), any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee, agent or legal representative of the Corporation (each, an “Indemnified Party”), will be indemnified and held harmless by the Corporation if legally permissible against all expenses, claims, damages, liabilities and losses (including judgments, interest on judgments, fines, charges, costs, amounts paid in settlement, expenses and attorneys’ fees incurred in investigating, preparing or defending any action, claim suit, inquiry, proceeding, investigation or any appeal taken by or before any court or governmental, administrative or other regulatory agency, body or commission), whether pending or merely threatened, whether or not any Indemnified Party is or may be a party, including interest on any of them, for the management or conduct of the business of the Corporation, except for any such amounts if they are found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Parties or willful violations of this Certificate by the Indemnified Parties.  The Indemnified Parties may consult with counsel and accountants for the business of the Corporation and will be fully protected and justified, if allowed by law, in acting, or failing to act, if the action or failure to act is consistent with the advice or opinion of counsel or accountants.

(ii)                                  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or on a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the Person seeking indemnification did not act in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interest of the Corporation or its creditors, and, for any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful.  Entry of a judgment by consent as part of a settlement will not be considered a final adjudication of liability for negligence or misconduct in the performance of duty, nor of any other issue or matter.

(iii)                               Subject to Article V(b)(v), expenses (including attorneys’ fees and disbursements) incurred by an Indemnified Party in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized by the

Board of Directors in the specific case on receipt of an agreement by or on behalf of the Indemnified Party to repay that amount unless it is determined that the Person is entitled to be indemnified by the Corporation.  Expenses (including attorneys’ fees and disbursements) incurred by other employees or agents of the Corporation in defending in any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation on terms and conditions the Board of Directors determined are appropriate.

(iv)                              The indemnification and advancement of expenses provided by this Article V(b) will not be considered exclusive of any other rights to which those seeking indemnification or advancement may by entitled under any agreement, vote of the Board of Directors or otherwise, both for action in an official capacity and for action in another capacity while holding that office, and will continue for a Person who has ceased to be a Director, employee or agent and will benefit the heirs, executors and administrators of that Person.

(v)                                 Any amounts payable by the Corporation according to this Article V(b) will be payable solely up to funds available to make such payments and actually received by the Corporation under the Basic Documents, from capital contributions or from other Permitted Activities.  The Corporation’s obligations under this Article V will not be a claim against the Corporation if the Corporation does not have funds to make payment of those obligations.  Any claim that an Indemnified Party may have at any time against the Corporation that it may seek to enforce under this Certificate will be subordinate to the payment in full, including post-petition interest, if the Corporation becomes a debtor or debtor in possession in a case under any applicable federal or state bankruptcy, insolvency or other similar law now or later in effect or subject to any insolvency, reorganization, liquidation, rehabilitation or other similar proceedings, of the claims of the holders of any Securities which are collateralized or secured by the assets of the Corporation.

(vi)                              The indemnities in this Article V(b) will survive the resignation, removal or termination of any Indemnified Party or the termination of this Certificate.  Any repeal or modification of this Article V will not adversely affect any rights of the Indemnified Party under this Article V, including the right to indemnification and to the advancement of expenses of an Indemnified Party existing at the time of the repeal or modifications for any acts or omissions occurring before the repeal or modification.

ARTICLE VI
NUMBER OF SHARES

The total number of shares of stock that the Corporation may issue is 1,000 shares of common stock, with a par value of $1.00 per share.

ARTICLE VII
TERM

The Corporation will have perpetual existence.

ARTICLE VIII
BY-LAWS

Board of Directors may make and amend the By-Laws of the Corporation.

ARTICLE IX
MEETINGS AND RECORDS

(a)                                 Location of Meetings and Records.  If stated in the By-Laws of the Corporation, the stockholders and the Directors may hold their meetings, and the Corporation may have one or more offices, outside the State of Delaware.  The books of the Corporation (subject to DGCL) may be kept outside the State of Delaware at places determined by the Board or in the By-Laws.

(b)                                 Action by Majority Consent.  Except as stated in Article IV(f), any action permitted or required to be taken by the Board of Directors may be taken by a simple majority of the members of the Board of Directors excluding the Independent Directors.

(c)                                  Restrictions on Power.  The Board of Directors will not have the authority to:

(i)                                     cause the Corporation to do any acts that violate or breach any Basic Document or other agreement entered into by the Corporation;

(ii)                                  take any action that violates the DGCL or this Certificate;

(iii)                               take any action that would make it impossible to carry on the ordinary business of the Corporation;

(iv)                              admit any Person as a stockholder of the Corporation; or

(v)                                 except as permitted under Article XI, take any action to amend or modify this Certificate.

ARTICLE X
STOCKHOLDER APPROVALS

The Board of Directors may submit for approval by the stockholders at any meeting of the stockholders any contract, transaction or act of the Board or of any officer, agent or employee of the Corporation, and any contract, transaction or act that is approved by the stockholders will be valid and binding on the Corporation and on the stockholders.

ARTICLE XI
AMENDMENT

Except as stated in Article IX(c)(v) for amendments required by law, this Certificate may be amended only in writing by the Corporation.  However, so long as any Securities issued by any Trusts are outstanding, no amendment will be effective without satisfaction of the Rating Agency Condition, and Articles IV(d), IV(e) and XII may be amended only with the affirmative vote or written consent of all of the members of the Board of Directors (including two

Independent Directors).  An amendment will become effective as of the date stated in the approval of the Corporation or if none is stated as of the date of approval or as stated in the DGCL.

ARTICLE XII
NOT GOVERNED BY SECTION 203

The Corporation elects not to be governed by Section 203 of the DGCL.

[Remainder of Page Left Blank]

EXECUTED BY:

FORD CREDIT FLOORPLAN CORPORATION

By:	/s/ Susan J. Thomas
	Name:	Susan J. Thomas
	Title:	Secretary

[Signature Page to Second Restated Certificate of Incorporation (FCF Corp)]

CONSENTED TO BY:

/s/ Frank B. Bilotta
Frank B. Bilotta
as an Independent Director

/s/ Bernard J. Angelo
Bernard J. Angelo
as an Independent Director

/s/ David A. Webb
David A. Webb
as a Director

/s/ Jane L. Carnarvon
Jane L. Carnarvon
as a Director

/s/ Susan J. Thomas
Susan J. Thomas
as a Director

[Signature Page to Second Restated Certificate of Incorporation (FCF Corp)]